Exhibit 10.59
Summary Description of the Company’s Annual Executive Incentive Compensation Program
SunGard Data Systems Inc. has an annual executive incentive compensation (“EIC”) program for its executive officers and other key management employees. The principal purpose of this program is to link a significant portion of annual cash compensation to financial results and other goals, so as to reward successful performance.
Each participant’s EIC program contains certain financial and/or business goals as targets. The financial measures used are one or both of the following:
(i)	internal EBITA, which represents actual earnings before interest, taxes and amortization, noncash stock compensation expense, management fees paid to the private equity firms that acquired the Company and certain other unusual items as approved by the Compensation Committee, and

(ii)	budgeted revenue growth of the Company’s business segments.
These targets are established at the beginning of each year and take into account the Company’s overall financial and business goals for the year. The annual EIC bonus is designed to reward our executives for the achievement of annual financial goals related to the business for which they have responsibility. A minimum incentive may be earned at threshold EIC goals, which are set generally at levels that reflect an improvement over prior year results, and no payment is awarded if the threshold goal is not achieved. On-target EIC goals are set generally at levels that reflect budgeted performance. Additional amounts can be earned when actual performance exceeds on-target performance. Additional mid-point goals between threshold and target with corresponding incentive amounts are also established. The Company may revise or cancel an executive’s EIC at any time as a result of a significant change in circumstances or the occurrence of an unusual event that was not anticipated when the performance plan was approved.